THE TAIWAN FUND, INC. REVIEW
March 2008

HSBC Investment (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: +886-2-2325-7888
Taipei 106, Taiwan	Fax: +886-2-2326-8298
Portfolio Review
Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) rose by 3.67% in U.S. dollar terms in March. Foreign investors net sold NT$18.4 billion, while local institutions and proprietary traders net bought NT$ 4.9 billion and NT$ 4.2 billion, respectively. In terms of sector performance, the tourism and the construction sectors outperformed, rising by 8.9% and 15.7% month-over-month (“MoM”), respectively. The retail and the technology sectors underperformed and declined 3.8% and 1.0% MoM, respectively. On the economic front, Taiwan’s central bank raised key policy rates by 12.5bps to 3.5% to contain inflation expectations. In February, Taiwan’s consumer price index (“CPI”) rose 3.89% year-over-year (“YOY”), higher than the CPI’s level of 3.0% in January. Export growth and export order growth surged to 18.5% and 18.08% YoY in February, respectively. Taiwan’s seasonally-adjusted unemployment rate declined 0.01 percentage point to 3.94% in February.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) underperformed its benchmark by 2.21% in March. An overweight position in the operator sector and an underweight position in the personal computer component sector contributed positively to the Fund’s performance. An underweight position in the shipping sector and an overweight position in TFT-LCD sector negatively contributed to the Fund’s performance.
Investment Strategy:
Taiwan’s presidential election was completed in March and the Kuomintang party candidate Ma Ying-jeou defeated the Democratic Progressive Party candidate, Frank Hsieh. Stocks expected to benefit from the anticipated easing of cross-strait restrictions continued to outperform. Whether these stocks will continue to outperform beyond this point depends on the progress of the implementation of the new government’s cross-strait policy. In the near term, HSBC Investments (Taiwan) Limited expects tech sentiment to remain weak due to NT dollar appreciation and a lagging US economy. In terms of sector allocation, the Fund has a slightly over-weight position in technology and an under-weight position in cyclicals. The Fund holds a more neutral position in the financial sector.
Total Fund Sector Allocation

	% of	% of
As of 03/31/08	Total Fund	TAIEX
Computer Service and Software	0.0	0.00
Electronic Components	7.2	3.04
Electronics	2.4	1.46
IC Design	5.6	3.15
Memory IC	2.4	1.99
PC & Peripherals	10.7	14.81
Semiconductor Manufacturing	6.7	10.75
Telecommunication	9.0	9.01
TFT-LCD	6.1	5.79
Cement	0.0	1.79
Foods	3.0	1.20
Plastics	1.6	7.68
Textiles	3.8	2.03
Electric & Machinery	0.0	0.91
Elec. Appliance & Cable	0.0	0.53
Chemicals	0.0	1.44
Glass & Ceramics	2.2	0.38
Paper & Pulp	1.5	0.34
Steel & Iron	2.6	3.79
Rubber	0.0	0.95
Automobile	3.8	0.87
Construction	3.0	2.20
Transportation	0.0	2.83
Tourism	0.0	0.33
Finance	13.9	15.63
Wholesale & Retail	2.6	1.06
Others	0.0	5.75
Athletic Footwear	1.9	0.00
Petroleum Services	2.6	0.00
Real Estate	1.5	0.00
Biotech	0.0	0.29
Securities	0.0	0.00
Total	94.1	100.00
Cash	5.9

Technology	50.1	50.01

Non-Technology	30.1	34.36

Financial	13.9	15.63

Total Net Assets: US$362.56 Million
Top 10 Holdings of Total Fund Portfolio

As of 03/31/08	% of Total Portfolio
Taiwan Semiconductor Manufacturing Co. Ltd.	5.31
Chunghwa Telecom Co. Ltd.	4.75
Hon Hai Precision Industry Co. Ltd.	3.66
Au Optronics Corp.	3.13
Asustek Computer Inc.	3.01
High Tech Computer Corp.	2.81
China Steel Corp.	2.63
MediaTek, Inc.	2.56
Formosa Petrochemical Corp.	2.56
Cathay Financial Holding Co. Ltd.	2.55

Total	32.97

NAV: US$19.52 Price: US$18.60 Discount: -4.71%
No. of Shares: 18.57 Million

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index(d)
One Month	1.46%	3.67%	3.67%
Fiscal Year to Date (c)	-1.88%	3.64%	3.78%
One Year	17.78%	18.40%	22.51%
Three Years	17.31%	13.96%	18.38%
Five years	19.51%	17.80%	21.82%
Ten Years	1.77%	0.20%	N/A
Since Inception	10.80%	11.25%	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.
Premium/Discount of TWN
Market Data

	As of 02/29/08	As of 03/31/08
TAIEX	8412.76	8572.59
% change in NTD terms	11.86	1.90
% change in USD terms	16.38	3.67
NTD Daily avg. trading volume (In Billions)	132.24	155.48
USD Daily avg. trading volume (In Billions)	4.28	5.12
NTD Market Capitalization (In Billions)	20648.31	21472.85
USD Market Capitalization (In Billions)	667.91	706.65
FX Rate: (NT$/US$)	30.9150	30.3870

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Wiesenberger, or you may obtain it by calling toll free (800) 636-9242.
Fund Manager: Shirley Yang

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